Exhibit 99.1

Sientra® Announces Executive Management Promotions

Promotes Charles Huiner to Chief Operating Officer and

Senior Vice President of Corporate Development & Strategy

Promotes Chief Financial Officer Matthew Pigeon to Chief Financial Officer

and Senior Vice President

SANTA BARBARA, Calif., February 1, 2016 — Sientra, Inc. (NASDAQ:SIEN) (“Sientra” or the “Company”), a medical aesthetics company, today announced the promotion of Charles Huiner to Chief Operating Officer and Senior Vice President of Corporate Development & Strategy, effective immediately. In addition to continuing to lead the Company’s business development and strategy, Mr. Huiner will assume responsibility for Sientra’s manufacturing operations, clinical operations and legal affairs functions.

The Company also announced the promotion of Matthew Pigeon to Senior Vice President in addition to his role as Chief Financial Officer and Treasurer.

Jeffrey Nugent, Chairman and Chief Executive Officer of Sientra, said, “Since joining the Sientra team in 2014, Charlie has demonstrated the ability to think strategically and facilitate a high level of cooperation and execution across the Company. His increased responsibilities at this time are critical to help coordinate the important cross functional priorities we have in front of us, including the ongoing development and execution of our manufacturing and supply chain strategy. Matt’s role in financial planning and control as well as the overall strategic direction of the Company will continue to be critical to our success. We congratulate both Charlie and Matt in their new roles and look forward to their continued contributions.”

About Sientra

Headquartered in Santa Barbara, California, Sientra is a medical aesthetics company committed to making a difference in patients’ lives by enhancing their body image, growing their self-esteem and restoring their confidence. The Company was founded to provide greater choice to board-certified plastic surgeons and patients in need of medical aesthetics products. The Company has developed a broad portfolio of products with technologically differentiated characteristics, supported by independent laboratory testing and strong clinical trial outcomes. The Company sells its breast implants and breast tissue expanders exclusively to board-certified and board-admissible plastic surgeons and tailors its customer service offerings to their specific needs. The Company also offers a range of other aesthetic and specialty products.

Contact

Investor Contacts:

The Ruth Group

Nick Laudico / Brandon Vazquez

(646) 536-7030 / 7032

IR@Sientra.com